Exhibit 5.1

One Financial Center Boston, MA 02111 617-542-6000 617-542-2241 fax www.mintz.com

September 12, 2007

Orchid Cellmark Inc.

4390 US Route One

Princeton, New Jersey 08540

Ladies and Gentlemen:

We have acted as counsel to Orchid Cellmark Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission of a Registration Statement on Form S-8 (the “Registration Statement”), pursuant to which the Company is registering under the Securities Act of 1933, as amended (the “Securities Act”), an aggregate of Two Million (2,000,000) shares (the “Shares”) of its common stock, par value $.001 per share (the “Common Stock”). This opinion is being rendered in connection with the filing of the Registration Statement. All capitalized terms used herein and not otherwise defined shall have the respective meanings given to them in the Registration Statement.

In connection with this opinion, we have examined the Company’s Certificate of Incorporation, as amended, and By-laws, as amended, both as currently in effect; such other records of the corporate proceedings of the Company and certificates of the Company’s officers as we have deemed relevant; and the Registration Statement and the exhibits thereto.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.

Based upon the foregoing, we are of the opinion that (i) the Shares have been duly and validly authorized by the Company and (ii) the Shares, when sold, will have been duly and validly issued, fully paid and non-assessable shares of Common Stock, free of preemptive rights.

Our opinion is limited to the applicable provisions of the Delaware Constitution and the General Corporation Law of the State of Delaware (“Delaware Law”), judicial decisions interpreting Delaware Law, and the federal laws of the United States, and we express no opinion with respect to the laws of any other jurisdiction. No opinion is expressed herein with respect to the qualification of the Shares under the securities or blue sky laws of any state or any foreign jurisdiction.

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

BOSTON | WASHINGTON | NEW YORK | STAMFORD | LOS ANGELES | LONDON | PALO ALTO | SAN DIEGO

MINTZ, LEVIN, COHN, FERRIS, GLOVSKY AND POPEO, P.C.

September 12, 2007

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of this Firm’s name therein. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
MINTZ, LEVIN, COHN, FERRIS, GLOVSKY AND POPEO, P.C.